EXHIBIT 4.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

COMMON STOCK PURCHASE WARRANT

No. 2014-

Issue Date: March 20, 2014

RICEBRAN TECHNOLOGIES, a corporation organized under the laws of the State of California (the “Company”), hereby certifies that, for value received, __________ or its assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time after the Issue Date until 5:00 p.m., E.S.T on the fifth anniversary (5th) of the Issue Date (the “Expiration Date”), up to ______ (______) fully paid and non-assessable shares of Common Stock at a per share purchase price of $5.25 (the “Exercise Price”).  The number and character of such shares of Common Stock and the Exercise Price are subject to adjustment as provided herein.  The Company may reduce the Exercise Price for some or all of the Warrants, temporarily or permanently.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of the Issue Date, entered into by the Company, the initial Holder and certain other investors signatory thereto (including the initial Holder).  This Warrant is one of a series of Warrants issued under the Purchase Agreement.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term “Common Stock” means (a) the Company’s Common Stock, no par value per share, as authorized on the date of the Purchase Agreement and (b) any other securities into which or for which any of the securities described in (a) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(b)           The term “Warrant Shares” shall mean the Common Stock issuable upon exercise of this Warrant.

1.             Exercise of Warrant

1.1.           Number of Shares Issuable upon Exercise.  From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 1.2 or upon exercise of this Warrant in part in accordance with subsection 1.3, shares of Common Stock of the Company, subject to adjustment pursuant to Section 3.

1.2.           Full Exercise.  This Warrant may be exercised in whole by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder.  Within one (1) Trading Day (as defined in the Purchase Agreement) following the date of exercise, the Holder shall deliver payment, in cash, wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Exercise Price then in effect.  The original Warrant is not required to be surrendered to the Company until it has been fully exercised.

1.3.           Partial Exercise.  This Warrant may be exercised in part (but not for a fractional share) by delivery of a Subscription Form in the manner and at the place provided in Section 1.2 except that the cash amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Exercise Price then in effect.  On any such partial exercise, provided the Holder has surrendered the original Warrant, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, for the balance of the whole number of shares of Common Stock for which such Warrant may still be exercised.

1.4.           Delivery of Stock Certificates, etc. on Exercise.  The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which delivery of a Subscription Form shall have occurred and payment made for such shares as aforesaid.  As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock to which such Holder shall be entitled on such exercise.  Certificates for shares purchased hereunder shall be transmitted by the Company’s transfer agent to the Holder by (x) crediting the account of the Holder’s prime broker with The Depository Trust Company (“DTC”) through its Deposit / Withdrawal at Custodian system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to, or resale of the Warrant Shares by, the Holder or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, or (y) otherwise by physical delivery to the address specified by the Holder in the Subscription Form by the date that is three (3) Trading Days after the latest of (A) the delivery to the Company of the Subscription Form, (B) surrender of this Warrant (if required), and (C) payment of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted) (such date, the “Warrant Share Delivery Date”).  No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.  Upon delivery of a Subscription Form, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be).

1.5.           Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Holder, if the Company fails to cause the Company’s transfer agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder (the “Buy-In Liquidated Damages”).  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

1.6.           Rescission Rights.  If the Company fails to transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to exercise by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

2.             Payment of Exercise Price.  Payment upon exercise may be made at the option of the Holder either (i) in cash, wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price or (ii) if at the time of exercise hereof a Registration Statement (as defined in the Registration Rights Agreement (as defined in the Purchase Agreement)) is not effective (or the prospectus contained therein is not available for use) for the resale by the Holder of the Warrant Shares issuable in such exercise of this Warrant, then the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B
For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the closing or last sales price of the Common Stock as of the close of business of the Trading Day immediately preceding the date of the applicable Subscription Form.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

3.             Adjustment for Reorganization, Consolidation, Merger, etc

3.1.           Fundamental Transaction.  If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 7 below), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event (without regard to any limitation in Section 7 below).  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3.1 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

3.2.           Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged.  Any adjustment made pursuant to this Section 3.2 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

3.3.           Continuation of Terms.  Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to any other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 5.

4.             Reservation of Stock.  Following the Company obtaining shareholder approval to increase its authorized shares of common stock, the Company shall reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, sufficient shares of Common Stock from time to time issuable on the exercise of the Warrant.  The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable, free from all taxes, liens, charges and preemptive rights with respect to the issuances thereof.  The Company agrees that the issuance of the Warrants shall constitute full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates of Common Stock upon exercise of the Warrant.

5.             Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered Holder hereof (a “Transferor”).  On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

6.             Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

7.             Limitations on Exercise.  Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the outstanding Common Stock.  To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Act of 1934, as amended (the “1934 Act”) and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Purchase Agreement.  Notwithstanding the provisions of this Section 7, the Holder may waive these conversion limitations, in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99%.

8.             Transfer on the Company’s Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

9.             Redemption.

9.1.           Redemption.  Subject to this Section 9.1, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, prior to their expiration, upon notice to the Holder in accordance with Section 10, in whole but not in part, at the price of $.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been equal to or greater than $10.48 per share (subject to adjustment in compliance with Section 3 hereof) for any twenty (20) Trading Days within a thirty (30) consecutive Trading Day period ending on the third business day prior to the date on which notice of redemption is given.  Notwithstanding anything to the contrary contained herein, the Company shall not call the Warrants for redemption unless there is an effective registration statement under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto, available throughout the Redemption Period.

9.2            Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption.  Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for redemption (such 30 day period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses provided in accordance with Section 10. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Registered Holder received such notice.

9.3            Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 2 of this Warrant at any time after notice of redemption shall have been given by the Company pursuant to Section 9.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

10.           Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and either faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement or at such other address or facsimile number as a party shall furnished to the other party in writing.  All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing on the Trading Day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and/or (d) when faxed, upon confirmation of receipt.

11.          Law Governing This Warrant.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.   The Company and Holder waive trial by jury.  In the event that any provision of this Warrant or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any such provision, which may prove invalid or unenforceable under any law, shall not affect the validity or enforceability of any other provision of any agreement.  Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Warrant by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

12.           Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

RICEBRAN TECHNOLOGIES

By:	/s/ W. John Short
Name: W. John Short
Title: Chief Executive Officer

Exhibit A

FORM OF SUBSCRIPTION
(to be signed only on exercise of Warrant)

TO:  RICEBRAN TECHNOLOGIES

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

___	________ shares of the Common Stock covered by such Warrant; or

___	the maximum number of shares of Common Stock covered by such Warrant.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $______.  Such payment takes the form of (check applicable box or boxes):

___	$__________ in lawful money of the United States; and/or

___	the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ shares of Common Stock

___
the cancellation of such number of shares of Common Stock as is necessary to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in the Warrant.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to ___________________ whose address is ______________________________

Notwithstanding anything to the contrary contained herein, this Subscription Form shall constitute a representation by the Holder of the Warrant submitting this Subscription Form that, after giving effect to the exercise provided for in this Subscription Form, such Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such person's affiliates) of a number of shares Common Stock which exceeds the Maximum Percentage (as defined in the Warrant) of the total outstanding shares Common Stock of the Company as determined pursuant to the provisions of Section 7 of the Warrant.

Dated:

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the Warrant to purchase the percentage and number of shares of Common Stock of RICEBRAN TECHNOLOGIES to which the Warrant relates specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of RICEBRAN TECHNOLOGIES with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred

Dated: ______________, ___________
(Signature must conform to name of Holder
Signed in the presence of:	as specified on the face of the warrant)

(Name)
ACCEPTED AND AGREED:
[TRANSFEREE]	(address)

(Name)
(address)